PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS SECOND QUARTER 2008 EARNINGS
Tuesday, July 29, 2008     11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Ryan, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of the operations for the quarter ended June 30, 2008.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star and the number one on your telephone keypad and questions will be taken in the order they are received.  If you would like to withdraw your questions, press “star” and the number “two”.

This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 2nd quarter 2008 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley:

Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported second quarter 2008 net income of $2.0 million, or 19 cents per diluted share, compared to $5.3 million or 51 cents per diluted share from last year’s second quarter.

Peoples’ second quarter results included higher net interest income, stronger net interest margin, positive deposit growth, and maintenance of our well-capitalized equity position.  However, as we disclosed last week in a Form 8-K filing, earnings were negatively impacted by a higher provision for loan losses related to a single credit relationship within our commercial loan portfolio.  Second quarter earnings included an additional provision for loan losses of $4.5 million, or 28 cents per share after tax, related to a single commercial real estate loan of $12.6 million, which was identified as impaired as of June 30, 2008.

This specific loan was originated in 2006 with an Ohio-based customer as a $14.8 million real estate construction project in the Tampa, Florida area.  The purpose of the loan was to finance the purchase of an apartment complex and subsequent conversion of the apartments to condominium units.  When the loan was originated, the project had an appraised value, on an “as completed basis” (which assumes the planned renovations would be completed), of approximately $21 million, or a loan to value ratio of 70%.

In second quarter 2008, this loan was exhibiting signs of impairment as the housing market in Florida continued to deteriorate and the liquidity of the borrower became strained.  Management’s review of updated information received on this loan and discussions with the borrower indicated that the borrower may be unable to meet its contractual payment obligations and therefore the loan was placed on non-accrual status as of June 30th.

Through management’s review of a new appraisal received in mid-July, we determined the value of the property had declined substantially which caused the loan to be under-collateralized.  At that point, the loan was determined to be impaired and charged down to fair value of the collateral of $6.5 million, less estimated selling costs of $300 thousand, resulting in an adjusted loan balance of $6.2 million.

The allowance for loan losses at June 30th, which included a general reserve of approximately $1.8 million on the loan, was therefore impacted by a charge-off of $6.4 million.  Additionally, the second quarter provision for loan losses was increased by $4.5 million and we recorded interest reversals of approximately $170 thousand as a result of placing the loan on non-accrual status.

We have considered the status of this loan in our quarterly loan loss reserve analysis and believe the remaining balance to be adequately collateralized; however, there can be no assurance that the allowance for loan losses will be sufficient to cover all future possible losses.  We were proactive and moved quickly and aggressively to address the situation, rather than allowing the uncertainty to linger.

Some good news regarding this loan is that the property is in good condition and sales of the condo units securing our loan have recently increased.  The proceeds from the sales come directly to Peoples Bancorp.  There is capable management on site at the project and the apartments provide some positive monthly cash flow as well.  We will soon be communicating with the borrower and guarantors to discuss next steps.

As I mentioned, this particular loan was related to a property based in Florida, which is outside of our primary market areas of Ohio, West Virginia and Kentucky.  Our other loan exposure attributable to Florida real estate is limited to three unrelated relationships with an aggregate principal balance of $2.2 million at June 30, 2008.  These three loans are performing in accordance with their original terms.

Our real estate loans outside our three-state market area total $39 million at June 30, with our largest exposure other than collateral in Florida being in Arizona with $10 million, with all other markets being less than $5 million each in exposure.  The majority of the Arizona properties are retail and office centers in the Phoenix area securing loans to an experienced Ohio-based real estate developer.

We will continue to monitor and proactively address our entire loan portfolio in light of changing market and borrower conditions.  Our consumer loans, which include 1-4 family real estate and personal loans, continue to have reasonable delinquency levels and are not materially different than our experience over the last few quarters, and even slightly improved in certain categories compared to year-end 2007.  At June 30, 2008, our allowance for loan losses stood at 1.38% of total loans, which when combined with our capital position, gives us strength to weather this economic storm.

Also on a positive note, bright spots for the second quarter were net interest income and net interest margin, which were $14.9 million and 3.61% respectively.  Net interest income was up 12%, and net interest margin increased a healthy 30 basis points over last year’s second quarter, and was up 10 basis points over the linked quarter.  The major driver of the increases has been a steady reduction in our cost of funding that has outpaced declines in earning asset yields.  Our second quarter cost of interest bearing liabilities was down 39 basis points over the linked quarter to 3.13%, due in large part to recent reductions in short term interest rates, along with decreases of certain deposit rates and normal re-pricing of maturing liabilities to lower, current market rates.  Our cost of funding also benefited from strong deposit growth during the second quarter as period end total deposit balances were up 10% annualized over the linked quarter.

On the other side of the balance sheet, our earning asset yield was 6.36% for the second quarter, down just 25 basis points from the linked quarter.  Earning asset yields benefited from the net impact of $226 thousand of loan prepayment fees, offset by reduced interest income from non-accrual loans.  The net impact of these two items was an increase of 5 basis points to net interest margin.  In comparison, first quarter 2008 net interest income included net prepayment fees of $126 thousand, which added 3 basis points to margin, while second quarter 2007 net interest income and margin were reduced by $309 thousand and 7 basis points respectively, due to loan and investment interest reductions.

Second quarter net interest income and margin exceeded our expectations, due to wider credit spreads maintaining asset yields and positive deposit growth lowering funding costs. However, we expect net interest margin to be somewhat pressured in the near term by asset yields remaining somewhat flat and limited opportunities to lower funding costs.   Our balance sheet has become more neutral in the one-year time horizon, and we continue to focus on positioning our balance sheet to optimize Peoples’ net interest income stream, while also minimizing the impact of future rate changes on our earnings.  In addition, we do not anticipate the same level of loan prepayment fees in second half of 2008 compared to earlier this year.  Therefore, we estimate net interest margin may decline a few basis points in the third quarter into the low 3.50%’s, with earning asset balances similar to second quarter 2008 levels.

As we expected, loan growth continued to be a challenge in the second quarter, as period end gross loan balances were down $10.9 million from the linked quarter and average loan balances were essentially flat.  Gains in consumer loans, home equity loans, and commercial loans were offset by declines in real estate and real estate construction loans.  Construction loans were down $19.2 million from March 31, 2008 due to some large payoffs that we had anticipated and the write-down of the previously mentioned impaired loan.

Our loan production and pipeline continues to be steady, but we anticipate loan growth to continue to be challenged throughout the third quarter and the rest of the year.  We look for another period of flat loan growth in the 3rd quarter, with possible slight declines in total balances, especially with our continued selling of many 1-4 family loans to the secondary market.

Back to asset quality:  primarily as a result of the new impaired loan discussed earlier, our June 30, 2008 nonperforming loans increased $3.7 million over the prior quarter end, and totaled $21.2 million or 1.92% of total loans at the end of the second quarter.  Net charge offs were $7.5 million for the quarter or 2.70% of annualized loan balances.

Provision for loan loss expense was $6.8 million, up $5.3 million from the linked quarter and $5.9 million more than last year’s second quarter.  For the 3rd and 4th quarters of 2008, we expect the quarterly provision for loan losses to range between $2.0 million and $2.4 million each quarter, which is about what we expected in the recently completed second quarter before the impaired loan required further attention and an increase in loan loss provision.

We are intensely focused on loan quality, and continue to apply a disciplined approach to the loan approval process as well as continuously monitor our entire loan portfolio for signs of credit deterioration.  Although we are not pleased with the recent rise in nonperforming assets, the majority of this increase is isolated to two specific customer relationships and we believe that the overall quality of our loan portfolio remains sound.  We believe that the risk associated with the specific problem loans is manageable and is reflected in our level of loan loss reserves as of June 30.

And now I will turn the call over to Peoples Bancorp CFO, Ed Sloane, for his comments on second quarter results.

Mr. Ed Sloane:
Thank you, Mark.

We have spent some time on our loan portfolio in this call, and now I would like to spend a few minutes discussing our investment portfolio, and more specifically, our Fannie Mae and Freddie Mac preferred stock exposure.  Several months ago management made a determination that our $12.1 million of Fannie Mae and Freddie Mac preferred stock was a credit risk not worth maintaining and began reducing our level of exposure.  During the first quarter, Peoples sold $7.2 million of Fannie and Freddie preferred stocks, at a loss of $199,000.

During the second quarter, we continued our exit strategy and sold another $2.7 million of Fannie Mae and Freddie Mac preferred stock, at a pre-tax loss of $191 thousand.  We recorded an impairment charge of $260 thousand on the remaining preferred stock that we owned, which reduced the value of the remaining investment to $1.9 million at June 30th.

The remaining preferred stock was subsequently sold in July at a pre-tax loss of $594 thousand, or $386 thousand after-tax.  As a result of the July sales, Peoples Bancorp no longer owns any preferred stock issued by either Fannie Mae or Freddie Mac.   While the losses associated with these securities have lowered Peoples Bancorp’s earnings in the short term, we believe that actions were necessary to reduce our investment portfolio’s long-term credit exposures and to reposition our portfolio going forward.

The losses incurred during the second quarter due to preferred stocks were partially offset by net gains totaling $138 thousand from the sale of mortgage-backed securities with an aggregate book value of $18.7 million. These securities were sold as part of the ongoing management of Peoples’ interest rate risk profile.

In regards to funding, total deposits, excluding brokered CDs, at June 30 increased $32 million on a linked quarter basis and were up $114.5 million or 20% annualized over December 31, 2007.  On a year to date basis, Peoples grew non-interest bearing deposits by $18.2 million, money markets by $18.7 million, interest bearing transaction accounts by $10.7 million, and savings accounts by $9.1 million.  We are very pleased to see our customer-centric strategic plan paying off in the form of stable, long-term core deposit funding, especially with non-interest bearing deposits being up 10.4% on a year to date basis.

Included in the $114.5 million of non-brokered CD deposit growth was approximately $58 million in out-of-market CD relationships.  These CD relationships are mainly with school districts, municipalities, and credit unions located throughout the Midwest and do not require pledging.  These CDs have been an excellent, somewhat low cost, funding alternative to brokered CDs, which should improve margin going forward.

As a result of the strong deposit growth that we have experienced this year, we have reduced our reliance on borrowings and brokered CDs, which have a relatively higher cost than retail deposits.  Average borrowings and brokered CDs declined $40 million from the first quarter to the second quarter of 2008, which helped to lower funding costs.

And now for a look at our non-interest income and operating expenses for the quarter…

Non-interest income was $7.9 million for the second quarter of 2008, unchanged from the prior year quarter.  Fiduciary income and card services revenue showed strong growth for the quarter with increases of 9% and 13%, respectively, compared to the second quarter of 2007, while insurance revenues and deposit account service charges were down slightly.  Second quarter non-interest income comprised 35% of Peoples’ total revenues, and continues to be a major component of our earnings stream.  Growing our fee-based revenue remains a strategic priority, as it reduces our reliance on interest-rate driven sources of income.

Non-interest expense was $13.0 million for the second quarter, a 1% decrease in comparison to the same period in 2007 and a 5% decrease on a linked-quarter basis.  We continue to focus on operating efficiencies in these challenging economic conditions.  The decrease over the first quarter of 2008 was due mostly to lower salaries and benefits, as stock-based compensation, typically granted during the first quarter, and incentive accruals based on corporate performance, were lower in the second quarter.   Peoples’ efficiency ratio for the first half of 2008 improved to 56.3% from 58.6% last year, as revenue growth outpaced expense growth.  Our efficiency ratio continues to compare favorably with our peers, and we remain focused on both top line revenue growth as well as efficiency to optimize shareholder return.

Looking ahead to the remainder of the year, we expect our efficiency ratio to be in the 55% to 57% range for the second half of 2008 as cost control remains a priority.  We will continue our strategic focus on efficiency through on-going evaluation of our retail branch network to identify potential opportunities for office consolidations, if any, in preparation for future expansion.

I will now turn the call back over to Mark for his final comments.

Mr. Mark Bradley:
Thanks Ed.

I think that with recent events in the economy and the news surrounding banks lately, it is important to comment on the strength and stability of Peoples Bancorp.

Although we have not been immune to the impact that the struggling economy and declining real estate values have had on bank loan portfolios, Peoples Bancorp remains profitable, well capitalized, and adequately reserved for loan losses.  It has been said that “capital is king,” and we agree with that comment.  We have been protecting and growing our capital levels in light of the unpredictable nature of current financial markets.

At June 30, 2008, our tangible equity to tangible assets ratio stood at 7.30%, up from 7.14% at year-end 2007.  We have also enhanced our regulatory capital ratios over last year and remain strongly above “well-capitalized” levels, as evidenced by our total risk-based capital ratio of 13.33% at June 30th.   While some financial services companies have been cutting dividends, Peoples Bancorp’s capital position has allowed us to raise our dividend to shareholders in the first half of 2008.

Despite the increase in the provision for loan losses, we see many positives to the second quarter, including net interest margin expansion, continued revenue diversification, and cost control.  As expected, loan growth continued to prove difficult, but we were able to grow deposits and reduce borrowed funds.  Like many in our industry, we saw deterioration in asset quality, although the majority of our increase in nonperforming loans in the first half of the year is related to 2 larger commercial credits, and we think we are adequately collateralized on those nonperforming loans.

Year-over-year revenue growth was driven by higher net interest income and margin, and expense growth was contained.

Our thoughts for earnings in the second half of the year are tough to predict, but we will share our thoughts anyway.  Assuming a loan loss provision of $2 to $2.4 million per quarter, and some stability in net interest margin, we look for third quarter earnings per share to be in the 43 cents to 45 cents range, which includes four cents of losses, or $386 thousand after tax, from sales in the third quarter of Fannie Mae and Freddie Mac preferred stocks, as we described earlier.

As always, we will continue to manage Peoples Bancorp for the long-term while making the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:
If you’d like to ask a question at this time, please press “star” then the number “one” on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Philip King of Trufton Investment Management.

Philip King:  Hi yes, the problem loan in this quarter and the problem loan in the previous quarter, these are both very large loans relative to your capital.  I was wondering what is your house limit?

Mark Bradley:  Our legal lending limit is in the $22 to $23 million range.  We don’t have an established house limit.  Typically we look at, once the deal is in the $15 million range is about where we would go, we occasionally would go a little bit north of that based on guarantors’ strengths.  But really any deal in the $10 to $15 million range is typically as large as we go but we have gone higher than that previously.

Philip King:  So how many loans $10 to $15 million do you have in your portfolio off hand?

Mark Bradley:  I would say a handful, relationship wise.  You know, you say loan, this is Mark Bradley by the way, relationship wise probably in the five to six range, when I say relationship meaning a one customer or a group of guarantors.

Philip King:  So, okay I mean the loan in the first quarter would be one and then the Florida Condominium would be two and then you mentioned the $10 million loan in Arizona and then a couple more beyond that?

Mark Bradley:  That is correct.

Philip King:  That’s what you are saying.  Okay.

Mark Bradley:  Yes.  That’s correct.

Philip King:  And for this condo project what was the…I’m just curious, what was the debt to cash flow that you were looking at that when you originated the loan?  And it probably had to be on a prospective base, I mean what were some of the other characteristics of that loan apart from the LTV which was 70%, I think you said?

Mark Bradley:  Correct 70%.

Philip King:  I mean did you just look at the LTV or did you look at prospective cash flow as well?

Mark Bradley:  Well I don’t have those numbers right here on my finger tips Philip but…

Philip King:  Okay.

Mark Bradley:  …we looked at the value of the property, the cash flow that was expected to be created from the sales of those condos.  The original appraisal was based on a much faster absorption rate than this most previous appraisal.  So a lot of things have changed in that market that changed the value of that property very quickly.

Philip King:  Okay, and lets see…and how many of the condos have been sold, do you know…?

Mark Bradley:  Yes, I do.  The number is in the 20 to 25 range over the life of the project.  There’s probably…the entire project did not convert to condos, half of it roughly is still apartments, so there is probably 40 to 50 of the condos that could still be sold, that are either renovated or partly renovated.  So it still happens…these are actually separate buildings, they are not just one building per se.  So there are still apartments located on the property.

Philip King:  So, and you expected a lot more units to be sold by now, obviously?

Mark Bradley:  Yes we did.

Edward Sloane:  Correct.

Philip King:  Okay, thank you.

Facilitator:  Our next question comes from Jason Werner of Howe Barnes.

Jason Werner:  Good morning.

Mark Bradley:  Hi, Jason.

Jason Werner:  I guess just to kind of clarify a little bit the Florida credit here.  That originally was a construction loan, at this point, all the buildings are finished?

Mark Bradley:  Yes, the buildings were already up.  They were being converted to condos.  So it was a construction loan as categorized on our balance sheet.  They did not convert all the condos…well, all of the apartments to condos.

Jason Werner:  Okay and then the other, the 2.2 million of the Florida exposure, what types of loans are those?

Mark Bradley:  Those are…the majority of that would be a warehouse loan that’s actually owner occupied and then there is a couple of other condo units.  They are smaller dollar amounts.

Jason Werner:  Is it…you know actually you know to individuals not necessarily a development?

Mark Bradley:  That I don’t know for sure.

Jason Werner:  Okay, and then just to clarify the Arizona exposure.  That’s one relationship?

Mark Bradley:  That is one relationship.  That is correct.

Jason Werner:  Okay and you said that was retail and office space?

Mark Bradley:  That is correct.

Jason Werner:  Okay.  Now this quarter you offset some of the security losses with some sales and some gains and the mortgage stuff.  What’s the likelihood you could do that in the third quarter to offset some of the…the losses that you’ve already incurred?

Edward Sloane:  This is Ed Sloane.  Yes, we continue to look for opportunities in that particular area.  We had not pinpointed anything specific in terms of gains to offset, but we continue to evaluate the portfolio for that.

Jason Werner:  Okay.  So the guidance that you gave wouldn’t necessarily include that already.  That could change if you do find something?

Edward Sloane:  Correct.

Mark Bradley:  That is correct.  We are pleased to be out of the Fannie and Freddie situation that we were in at the start of the year.

Jason Werner:  What about the CDO that you guys had that you previously had an other than temporary write down.  Where is that?  Is that still there?

Mark Bradley:  Yes, it is Jason.  That’s about a $6 million value on our books, you know, based on our cash flow analysis and the credit stress and analytics that we did, we believe those book values fairly represent the cash flows of the underlying securities.  If you remember it’s a blend of bank, insurance, REIT.  You know there is some age on some of them, so we continue to do a lot of analysis on those.  But our total exposure on that is limited to $6.1 million.

Jason Werner:  Okay.  That is all I have.

Mark Bradley:  Okay, thank you.

Facilitator:  Our next question comes from Michael Lipman of FTN Financial.

Michael Lipman:  Good morning Mark and Ed.

Edward Sloane:  Hi.

Mark Bradley:  Hi, Michael.

Michael Lipman:  I was just wondering if you could possibly give us… a little update on the banquet center NPL from 1Q ‘08, how is that proceeding?  Do you have…do you expect any resolution in the near term?

Mark Bradley:  That’s a good question Michael.  Just for the callers who maybe joining us for the first time our…the other large non performing loan in our portfolio is a…I think Michael called a banquet facility.  It’s a lifestyle spa, treatment center, banquet facility.  It is a $7 million non performing loan for us, which we wrote down by a million dollars in the first quarter.  It is still in operation Michael.  We are working with those borrowers.  We are meeting with them on a frequent basis.  They are adding new members as they try to work their way to breakeven.  There is a new management team in there that we are working with.  So there is nothing new to report.  I don’t expect any resolution to it, certainly in the next three months.

Michael Lipman:  Okay, great.  And I missed it earlier, but can you kind of go over the margin expectations again and I mean how many basis points in the next quarter or next two quarters are you expecting?

Edward Sloane:  Yes, this is Ed Sloane.  On the margin, yes that’s been a…it’s been a great story for us this year as we’ve seen considerable expansion to that margin during the course of the year, in the area of 30 basis points.  And so for on a year to-date basis, margin at approximately 3.61% and that was a nice surprise for us in the second quarter.  Really what we’ve seen so far this year is a much lower cost of funds than what we originally anticipated and then asset yields holding up nicely, you know, as credit spreads have widened.  And we mentioned some of that in the press release.  So, you know, it’s been a nice growth in revenue for us, in that particular category.  Expectations for the rest of the year, we are looking in the low 3.50%’s as we, you know, we’ve re-priced most of our liabilities, our interest bearing liabilities down.  So we are not expecting to get a lot of additional benefit out of that.  On the asset side, we should see some downward pressure on our asset yields or loan yields in particular and of course the wild card remains whether or not we will see any prepayment fees additionally in the second half of the year.  So we’ve…you know, we’ve recognized the fact that we could see a little bit of additional pressure on margin in the second half.

Michael Lipman:  Okay.

Mark Bradley:  Michael, this is Mark.  To add to that, we don’t expect any loan growth, so if we have some shrinkage in the portfolio, we probably be putting earning assets on a slightly lower yield and then combined with the fact we don’t really see a lot more pick up on the liabilities side.  I think that’s where our guidance comes in that we expect it to be in that 3.50% to 3.53% range.

Michael Lipman:  Okay, would you expect the majority of the compression to be in this next quarter though and some stability thereafter?

Mark Bradley:  I’d say it’s probably spread over the final half of the year.

Michael Lipman:  Okay.

Mark Bradley:  Obviously everybody is waiting for rates to change at some point so we are working to get away in that position.

Michael Lipman:  Okay, great.  Thank you, Mark and Ed.

Mark Bradley:  Thank you.

Edward Sloane:  Thank you.

Facilitator:  Our next question comes from Philip King of Trufton Investment Management.

Philip King:  Yeah, just as a follow up, when do you put loans on non accrual, after how many days?

Mark Bradley:  That really changes from loan to loan.  This is Mark.  I think we are probably…as I look around the world, you know, the country here, I think we are probably pretty quick to put things on non accrual if we think there are problems with repayment.  So there is no hard and fast rule like 90 days past due, in fact I don’t think the Florida condo loan was at 90 days past due yet and actually sold some units in June.  So, we don’t have a hard and fast rule here.  When we see that there is no documentation that we can find that we can see that we can clearly identify repayment of our loan, that’s when we start looking into it and considering impairment.

Philip King:  Well I mean, how about a range of days, I mean like are you going to go out for half a year, 180 days?

Mark Bradley:  I’ve been here 17 years and I’ve never seen that.  So that’s not going to be…no.  I’d say when we are at 30 to 40 days the nervous levels starts, when we are at 60 the nervous level is much higher and when we are at 90, we know we have issues.

Philip King:  Are you aware there are some banks that are at 180 days?

Mark Bradley:  Oh, I am totally aware of that.  That’s why I said I think we are different than others that we proactively analyze and take action on these loans.

Philip King:  Do you have any loans that are 90 days past due and still accruing?

Mark Bradley:  A very, very small amount.  It’s actually in a…we’re all fumbling for our earnings release here.

Edward Sloane:  Yes, it’s noted on the earnings release.  Philip, this is Ed Sloane.  Loans 90 days or more past due are at $290,000.

Mark Bradley:  $290,000.  That’s a small number.

Edward Sloane:  Yeah, a very low level.

Philip King:  How about delinquencies, 30 to 60 days.  Do you happen to have that number?

Mark Bradley:  Yes, I do.  Those have decreased compared to year end.  And they are also roughly similar to what we saw 12 months ago.  So you know, the business categories jumped up just a little bit.  But the other categories are doing well.  So delinquencies have not significantly increased for us.

Philip King:  But they’ve gone down since the start of the year, is what you are saying, compared to December 31?

Mark Bradley:  Yes, they have.  I am just verifying, yes.

Philip King:  Okay, thank you.

Mark Bradley:  You’re welcome.

Facilitator:  Again, I would like to remind everyone, in order to ask a question, please press “star” and the number “one” on your keypad.  Please hold for further questions.  Our next question is from Philip King of Trufton Investment Management.

Philip King:  Sorry about that.  Just one more follow up.  Could you just describe how the auto industry…how prominent that is in your neck of the woods or you are closer to West Virginia but how important is the auto industry to the economy in your general area?

Mark Bradley:  Good question.  This is Mark.  The automobile industry itself manufacturers don’t really…are not prevalent in our market.  They do employ some people that work for automobile or related industries.  But we are, you know, we are south enough, I’ll call it, from a lot of those that we don’t….we are not heavily dependent on that.

Philip King:  Okay, thanks.

Mark Bradley:  But I was just saying we…I am sure we have some consumer loans that are related, you know, their employer of choice is either automobile or related industries.  So that’s where we watch that.  There are some manufacturers throughout our market but we are not dependent on them.  We are actually pretty diversified.

Philip King:  Okay, thank you.

Mark Bradley:  You’re welcome.

Facilitator:  Again if you would like to ask a question, please press “star” then “one” on your telephone keypad.  At this time there are no further questions.  Sir, do you have any closing remarks?

Mark Bradley:  Yes.  I just want to thank everyone for participating, especially Philip, very good questions.  Please remember that our earnings release and webcast of this call will be archived on peoplesbancorp.com under the “Investor Relations” section.  Thanks for your time and have a good day.

Facilitator:  This will conclude today’s conference call.

END